ARM FINANCIAL GROUP, INC.

                  1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

















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                            ARM FINANCIAL GROUP, INC.
                  1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


                  1.       Purposes

                  The purposes of the Plan are to attract, retain and compensate highly qualified individuals who are not employees of the Company for service as members of the Board and to provide them with an ownership interest in the Common Stock. The Plan will be beneficial to the Company and its stockholders by allowing Eligible Directors to (i) have a personal financial stake in the Company through an ownership interest in the Common Stock and (ii) underscore their common interest with stockholders in increasing the value of the Common Stock over the long term.

                  2.       Definitions and Rules of Construction

         (a) Definitions. For purposes of this Plan, the following capitalized words shall have the meanings set forth below:

                  "Affiliates" and "Associates" have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

                  "Annual Award" means an award of Options pursuant to Section 5(b) of the Plan.

                  "Annual Meeting" means an annual meeting of the Company's stockholders.

                  "Beneficial Owner" has the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

                  "Board" means the Board of Directors of the Company.

                  "Change in Control of the Company" shall be deemed to occur if any of the following circumstances shall occur:

                  (i) any Person (other than (x) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan or (y) any of the Morgan Stanley Stockholders or any of their respective Affiliates or any other entity controlled by one or more of them), alone or together with its Affiliates and Associates (collectively, an "Acquiring Person"), shall become the Beneficial Owner of twenty (20%) or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company;



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                  (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the "Continuing Directors"), cease for any reason to constitute a majority of the Board;

                  (iii) the consummation of a merger or consolidation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent of such surviving entity) at least 51% of the Combined Voting Power of the Company, such surviving entity or the Parent of such surviving entity outstanding immediately after such merger or consolidation; or

                  (iv) the consummation of a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets;

provided, however, that a Change in Control shall not be deemed to have occurred in the event of (i) a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct all or substantially all of the business or businesses formerly conducted by the Company or (ii) any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such sale, conveyance or transaction does not materially affect the beneficial ownership of the Company's capital stock.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Combined Voting Power" means the combined voting power of the Company's or other relevant entity's then outstanding voting securities.

                  "Committee" means the committee designated by the Board pursuant to Section 3(c) of the Plan.

                  "Common Stock" means the Class A Convertible Common Stock of the Company, par value $.01 per share, or such other class or kind of shares or other securities as may be applicable under Section 12.

                  "Company" means ARM Financial Group, Inc., a Delaware corporation, or any successor to substantially all its business.


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                  "Effective Date" means January 1, 1998.

                  "Eligible Director or Eligible Directors" has the meaning specified in Section 4 of the Plan.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Fair Market Value" means, in the event the Common Stock is traded on a recognized securities exchange or quoted by the National Association of Securities Dealers Automated Quotations on National Market Issues, an amount equal to the average of the high and low prices of the Common Stock on such exchange or such quotation on the date set for valuation or, if no sales of Common Stock were made on said exchange or so quoted on that date, the average of the high and low prices of the Common Stock on the next preceding day on which sales were made on such exchange or quotations; or, if the Common Stock is not so traded or quoted, that value determined, in its sole discretion, by the Committee.

                  "Initial Award" means an award of Options pursuant to Section 5(a) of the Plan.

                  "Morgan Stanley Stockholders" means Morgan Stanley Dean Witter & Co., The Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P.

                  "Option or Options" means an option or options to purchase shares of Common Stock awarded to an Eligible Director pursuant to the Plan. Options awarded pursuant to this Plan shall be non-statutory stock options.

                  "Option Shares" means the shares of Common Stock issuable upon exercise of a Option.

                  "Parent" means any corporation which is a "parent corporation" within the meaning of Section 424(e) of the Code with respect to the relevant entity.

                  "Permanent Disability" means a medically determinable physical or mental impairment rendering an Eligible Director substantially unable to function as a member of the Board for any period of six consecutive months. Any dispute as to whether an Eligible Director is Permanently Disabled shall be resolved by a physician mutually acceptable to the Eligible Director and the Company, whose decision shall be final and binding upon the Eligible Director and the Company.



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                  "Person" means any person, entity or "group" within the
meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

                  "Plan" means the ARM Financial Group, Inc. 1998 Non-Employee Director Stock Option Plan as described herein.

                  "Retirement" means an Eligible Director ceasing to be a member of the Board as a result of retirement from the Board in accordance with the retirement policy then applicable to Board members.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Subsidiary" means (i) any corporation which is a "subsidiary corporation" within the meaning of Section 424(f) of the Code with respect to the Company or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for the purposes of the Plan.


         (b) Rules of Construction. The masculine pronoun shall be deemed to include the feminine pronoun and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

                  3.       Shares Available; Administration

                  (a) Subject to the provisions of Section 10(b) of the Plan, the maximum number of shares of Common Stock which may be issued under the Plan shall not exceed 100,000 shares (the "Plan Limit"). Either authorized and unissued shares of Common Stock or treasury shares may be delivered upon exercise of Options awarded pursuant to the Plan.


                  (b) For purposes of determining the number of shares of Common Stock that remain available for issuance, the following shares shall be added back to the Plan Limit and again be available for Options.

                           (i) the number of shares tendered to pay the
                  exercise price of an Option or to satisfy an Eligible Director's tax withholding obligations, if applicable; and

                           (ii) the number of shares withheld from any Option to
                  satisfy an Eligible Director's tax withholding obligations, if applicable, or to pay the exercise price of an Option.


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                  (c) The Plan will be administered by a committee designated by the Board and composed exclusively of members of the Board who are not Eligible Directors (the "Committee"). Subject to the provisions of this Plan, the Committee shall have full and final authority to (i) interpret the Plan; (ii) establish, amend and rescind any rules and regulations relating to the Plan;
(iii) prescribe award documentation; (iv) make factual determinations in connection with the administration or interpretation of the Plan; and (v) take any other actions necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted Options under the Plan. The Chairman of the Board of the Company shall be authorized to implement the Plan in accordance with its terms and to take or cause to be taken such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. Notwithstanding the foregoing, the full Board shall approve any Discretionary Option granted pursuant to Section 5(d) of the Plan or take any other action in order to ensure that the grant of such Discretionary Options under the Plan (or the tendering or withholding of shares of Common Stock) are exempt from liability under Section 16 of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

                  4.       Eligibility

                  Options awarded pursuant to the Plan shall be granted only to active members of the Board who are not, as of the date of any Option grants, employees of the Company, any of its Subsidiaries or affiliates or any of the Morgan Stanley Stockholders (each an "Eligible Director", and collectively, the "Eligible Directors").

                  5.       Option Grant

                  (a) Initial Award. (i) In April 1998, each Eligible
Director will be granted, subject to the approval of the Plan by the Company's stockholders, an Option to purchase 10,000 shares of Common Stock. Such Options will be fully vested and have an exercise price equal to the Fair Market Value of the Common Stock on the date of grant. (ii) On the date of an Eligible Director's initial election or appointment to the Board, such Eligible Director (including any Eligible Director reelected or reappointed after a period of at least 12 calendar months during which he did not serve on the Board) shall be granted an Initial Award consisting of an Option to purchase 10,000 shares of Common Stock. Such Option shall have a per share exercise price equal to the Fair Market Value of the Common Stock on the date of the award and shall be subject to the vesting schedule provided for in Section 6(a) and the other terms and conditions provided for herein.

                  (b) Annual Awards. At each Annual Meeting during the term of the Plan, each Eligible Director who has continuously served as a member of the Board since the immediately preceding Annual Meeting, and who is reelected at such Annual Meeting or who


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will otherwise continue to serve on the Board following such Annual Meeting, will receive an Annual Award consisting of an Option to purchase 2,000 shares of Common Stock; provided, however, that if any such Eligible Director had received an award pursuant to Section 5(a)(i) or (ii) during the period following the previous Annual Meeting, such Eligible Director shall not receive an Annual Award at such Annual Meeting. The Option shall have a per share exercise price equal to the Fair Market Value of the Common Stock on the date such Option is granted and shall be subject to the vesting schedule provided for in Section 6(a) and the other terms and conditions provided for herein.

                  (c) Automatic Grants. Grants of Options under Section 5(a) and (b) shall be made automatically pursuant to the terms of the Plan and, except for stockholder approval of the Plan pursuant to Section 11, shall not require the approval of any person. Such Options are subject to the terms of the Plan

                  (d) Discretionary Awards. The Board may in its discretion grant Options ("Discretionary Options") ratably to Eligible Directors as a result of extraordinary service upon such terms and conditions to be determined by the Board and set forth in a certificate, including those relating to vesting or the acceleration thereof; provided, however, that the exercise price of such Discretionary Options shall be no less than the Fair Market Value of the Common Stock on the applicable date of grant.

                  6.       Vesting

                  (a) Vesting. Options awarded pursuant to the Plan (other than Discretionary Options) shall vest and become exercisable in four equal annual installments of 25%, commencing on the first anniversary of the date of grant.

                  (b) Accelerated Vesting. Notwithstanding anything to the contrary in Section 6(a), an Option (other than a Discretionary Option) shall become vested and exercisable with respect to 50% of an award (to the extent not already so vested) upon an Eligible Director ceasing to be a member of the Board as a result of death, Permanent Disability or Retirement. Notwithstanding anything to the contrary in Section 6(a), an Option shall become fully vested and exercisable upon a Change in Control in the Company.

                  (c) Forfeiture. In the event of an Eligible Director's termination of service as a member of the Board for any reason other than death, Permanent Disability, Retirement or a Change in Control of the Company prior to the satisfaction of the vesting period described in Section 6(a), the unvested portion of any Options awarded to the Eligible Director (other than a Discretionary Option) shall be forfeited to the Company as of the date of termination of service, and the Eligible Director shall have no further rights or interest therein.



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                  7.       Term of Options

                  (a) Ten-Year Term. Each Option shall expire ten years from the date of its grant, subject to earlier termination as provided herein.

                  (b) Exercise Following Certain Terminations of Service. If an Eligible Director's service as a member of the Board terminates for any reason other than death, Permanent Disability, Retirement or a Change in Control of the Company, the Eligible Director shall have the right, subject to the terms and conditions hereof, to exercise the Option, to the extent it has vested as of the date of such termination of service, at any time within 90 days after the date of such termination, subject to the earlier expiration of the Option as provided in Section 7(a). At the end of such 90 day period the Option shall expire.

                  (c) Exercise Following Termination of Service Due to Death, Permanent Disability, Retirement or a Change in Control of the Company. If an Eligible Director's service as a member of the Board terminates by reason of death, Permanent Disability, Retirement or a Change in Control of the Company, all Options awarded to such Eligible Director that are vested (including those that vested pursuant to Section 6(b) of the Plan) may be exercised by such Eligible Director, or by his or her estate, personal representative or beneficiary, as the case may be, at any time within one year after the date of termination of service, subject to the earlier expiration of the Option as provided in Section 7(a). At the end of such one-year period the Option shall expire.

                  (d) Exercise Following Termination of Service Subject to Company Policies and Procedures on Insider Trading. Any exercise of an Option pursuant to Section 7(b) or 7(c) following termination of an Eligible Director's service as a member of the Board for any reason other than death shall be subject to, and shall be permitted only to the extent such exercise complies with, the policies and procedures of the Company concerning insider trading that were applicable to the Eligible Director on the date of such termination of service (as such policies and procedures may be amended by the Company during the period provided in Section 7(b) or 7(c), as the case may be, for exercise of the Option).

                  8.       Time and Manner of Exercise

                  (a) Notice of Exercise. Subject to the other terms and conditions hereof, an Eligible Director may exercise any Options (to the extent vested) by giving written notice of exercise to the Company; provided, however, that no less than 100 Option Shares may be purchased upon any exercise of the Option unless the number of Option Shares purchased at such time is the total number of Option Shares in respect of which an Option is then exercisable, and provided, further, that in no event shall an Option be exercisable for a fractional share. The date of exercise of an Option shall be the later of (i) the date on which the Company receives such written notice or (ii) the date on which the conditions provided in Section 8(b) are satisfied.


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Notwithstanding any other provision of the Plan or of the notice of award relating to an Option provided for in Section 9, no Option may be exercised, whether in whole or in part, and no Option Shares will be issued by the Company in respect of any such attempted exercise, at any time when such exercise is prohibited by Company policy then in effect concerning transactions by an Eligible Director in the Company's securities. In the event that an Eligible Director gives written notice of exercise to the Company at a time when such exercise is prohibited by such policy, the Company in its sole discretion may disregard such notice of exercise or may consider such notice to be delivered as of the first date that the Eligible Director is permitted to exercise such Option in accordance with such Company policy.

                  (b) Payment. Prior to the issuance of a certificate pursuant to Section 8(e) hereof evidencing the Option Shares in respect of which all or a portion of an Option shall have been exercised, an Eligible Director shall have paid to the Company the exercise price for all Option Shares purchased pursuant to the exercise of such Option. Payment of the Option price shall be made (i) by personal check, bank draft or postal or express money order (such modes of payment are collectively referred to as "cash") payable to the order of the Company in U.S. dollars, (ii) in whole shares of Common Stock of the Company owned by the Eligible Director for a period of a least six months, or (iii) in a combination of cash and delivery of shares of Common Stock as the Board in its sole discretion may approve. In addition to the exercise methods described above, subject to approval of the Committee, an Eligible Director may exercise an Option through a procedure whereby the Eligible Director delivers to the Company an irrevocable notice of exercise in exchange for the Company issuing the shares of Common Stock subject to the Option to a broker previously designated or approved by the Company.

                  (c) Stockholder Rights. An Eligible Director shall have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of an Option until a certificate evidencing such shares shall have been issued to the Eligible Director pursuant to Section 8(e), and no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Eligible Director shall become the holder of record thereof.

                  (d) Limitation on Exercise. No Option shall be exercisable unless the Common Stock subject thereto has been registered under the Securities Act and qualified under applicable state "blue sky" laws in connection with the offer and sale thereof, or the Company has determined that an exemption from registration under the Securities Act and from qualification under such state "blue sky" laws is available.

                  (e) Issuance of Shares. Subject to the foregoing conditions, as soon as is reasonably practicable after its receipt of a proper notice of exercise and payment of the Option price for the number of shares with respect to which the Option is exercised, the Company shall deliver to the Eligible Director (or following the Eligible Director's death, such other person entitled to exercise the Option), at the principal office of the Company or at such other location


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as may be acceptable to the Company and the Eligible Director (or such other person), one or more stock certificates for the appropriate number of shares of Common Stock issued in connection with such exercise. Such shares shall be fully paid and nonassessable and shall be issued in the name of the Eligible Director (or such other person).

                  (f) Tax Withholding. The Company shall have the right, prior to the delivery of any certificates evidencing shares of Common Stock to be issued upon full or partial exercise of an Option, to require an Eligible Director to remit to the Company any amount sufficient to satisfy any Federal, state or local tax withholding requirements. The Company may permit the Eligible Director to satisfy, in whole or in part, such obligation to remit taxes, by directing the Company to withhold shares of Common Stock that would otherwise be received by the Eligible Director, pursuant to such rules as the Committee may establish from time to time, by delivering to the Company shares of Common Stock owned by the Eligible Director prior to exercising the Option, or by making a payment to the Company consisting of a combination of cash and such shares of Common Stock. Such an election shall be subject to the following:

                  (i) the election shall be made in such manner as may be prescribed by the Committee and the Committee shall have the right, in its discretion, to disapprove such election; and

                  (ii) the election shall be made prior to the date to be used to determine the tax to be withheld and shall be irrevocable.

The value of any share of Common Stock to be withheld by the Company or delivered to the Company pursuant to this Section 8(f) shall be the Fair Market Value of the Common Stock on the date to be used to determine the amount of tax to be withheld.

                  The Company shall also have the right to deduct from all cash payments made pursuant to or in connection with the Option any Federal, state or local taxes required to be withheld with respect to such payments.

                  (g) Restrictions on Transfer. An Option may not be transferred, pledged, assigned, or otherwise disposed of, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of ERISA ("QDRO"); provided, however, that the Committee may, subject to such terms and conditions as the Committee shall specify, permit the transfer of an Option to an Eligible Director's family members or to one or more trusts established in whole or in part for the benefit of one or more of such family members. The Option shall be exercisable, during the Eligible Director's lifetime, only by the Eligible Director, by the person to whom the Option has been transferred pursuant to a QDRO or to a permitted transferee pursuant to the proviso contained in the preceding sentence.



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                  (h)      Non-qualified Status of Options. Options awarded
under the Plan are not intended to qualify, and shall not be treated, as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

                  9.       Notice of Award

                  The terms and conditions of each award of Options shall be embodied in a certificate which shall incorporate the Plan by reference. Each certificate shall state the date on which the Options were granted, the number of shares subject to such Option and the per share exercise price therefor. Certificates representing Discretionary Options shall contain such other terms and conditions consistent with the terms of the Plan as the Board of Directors may prescribe.

                  10. No Restriction on Right of Company to Effect Corporate Changes

                  (a) Authority of the Company and Stockholders. The existence of the Plan, any award certificates and the Options granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                  (b) Change in Capitalization. Notwithstanding any provision of the Plan or any award certificates, the number and kind of shares authorized for issuance under Section 3(a) may be equitably adjusted in the sole discretion of the Committee in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value or other similar corporate event affecting the Common Stock in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number of outstanding Options and the number and kind of shares subject to any outstanding Option and the purchase price per share, if any, under any outstanding Option may be equitably adjusted (including by payment of cash to an Eligible Director) in the sole discretion of the Committee in order to preserve the benefits or potential benefits intended to be made available to Eligible Directors granted Options. Such adjustments shall be made by the Committee, in its sole discretion, whose determination as to what adjustments shall be made, and the extent thereof, shall be final. Unless otherwise determined by the Committee, such adjusted


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                                       11

Options shall be subject to the same vesting schedule and restrictions to which the underlying Option is subject.

                  11.      Effective Date; Term of the Plan

                  Subject to approval by the majority of the stockholders of the Company at the 1998 Annual Meeting, the effective date of the Plan shall be January 1, 1998. If the Plan is not approved by the stockholders at such Annual Meeting, the Plan and all interests in the Plan awarded to Eligible Directors before the date of such Annual Meeting shall be void ab initio and of no further force and effect. Unless terminated earlier in accordance with Section 12 below, the Plan shall terminate on the Annual Meeting of stockholders of the Company in 2007. After such date, no further awards of Options may be made hereunder, but previously granted awards shall remain outstanding subject to the terms hereof.

                  12.      Amendments; Termination

                  The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. Any amendment to the Plan, which under the requirements of applicable law must be approved by the stockholders of the Company, shall not be effective unless and until such stockholder approval has been obtained in compliance with such law. No termination or amendment of the Plan may, without the written consent of the Eligible Director, affect any such person's rights under the provisions of the Plan with respect to awards of Options which were made prior to such action.

                  13.      No Right to Reelection

                  Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any of its members for reelection by the Company's stockholders, nor confer upon any Eligible Director the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

                  14.      Governing Law

                  Except as to matters of federal law, the Plan, all award documents issued and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflicts of law principles.